Exhibit 10.4

CDH China Management Company Limited

Investment Framework Term Sheet

18 October, 2005

Company and Final Structure:

This Term Sheets are to be signed by and among CDH China Management Company Limited,; and Guo Man and Xu Qing (referred herein collectively as “Founders”) as well as Beijing United Shengshi Advertising Co., Ltd (“Shengshi”), representing United Media (defined below).

Final Investment Structure

CDH (as defined below) has established Air Media (China) Limited (“Holdco”), which is a limited liability company registered in Hong Kong. The Holdco will directly or indirectly hold, control or obtain the executable rights to acquire controlling shareholding in all companies in the PRC related to the business of Shengshi including, but not limited to, Shengshi and additional related domestically-held companies that may be integrated during or after the process of restructuring (above companies collectively named as “United Media”).

Series A Preferred Investors:	CDH China Growth Fund II, L.P. and affiliates (“CDH”); 1 & 2 above are collectively referred to as “Investors”.

Existing Shareholders:

The existing Shengshi shareholders include:

1.      Guo Man beneficially owns 88.06% shareholding of Shengshi through the Shareholding Trustee Agreement with Guo Tao and Yu Xiao, among which approximately 8.2% shareholding of Shengshi will be transferred to Zhang Xiaoya or his designated person .

2.      Xu Qing beneficially owns 11.94% shareholding of Shengshi through the Shareholding Trustee Agreement with Yu Xiao.

1 and 2 (Founders) are collectively referred to as “Existing Shareholders”.

Amount of Financing:	USD 12m in total. CDH will invest USD 12m.

Use of Proceeds:

1.      Expand and sustain current network, establish branches in other cities;

2.      Working capital;

3.      Establish joint ventures with major airports or air lines to support the security of major resources; and

4.      Support Founders to purchase the shares of other shareholders of their associated companies.

Proportion:

The Investors will acquire 37.6% shareholding of United Media post investment. The shareholding ratio will be adjusted according to consolidated financial performance of Holdco over the next 2 years. (See related terms below)

See Appendix 1 for the final ratio of shares in the offshore investment organization.

Execution of Transaction:	The Holdco established a wholly-owned PRC subsidiary, Air Media Technology (Beijing) Co., Ltd (“WFOE”) with the registered capital of USD 6m. After the 1st Closing (as defined below), CDH will invest an aggregate amount of USD 12m in a special project company offshore and the WFOE. Holdco will through WFOE designate an individual to hold 37.6% of Shengshi shares and inject a equity capital of about RMB 8.4m into Shengshi or other newly established advertising company designated by the shareholders of United Media. After the 2nd Closing (as defined below), the shares held by CDH in the offshore special project company will be converted into the Series A Preferred Shares of the ultimate offshore investment entity, which represents 37.6% of the total shares of such entity.

Restructuring:	The Holdco and United Media should be restructured prior to the 1st Closing (as defined below) in order to control United Media. All related party transaction contracts and terms shall be gradually resolved before the 1st Closing (as defined below).

Initial Structuring:

•        Within 30 days of the signing of the Term Sheet, the Existing Shareholders, the Holdco and United Media will cause the United Media business to be operated and beneficially owned by the WFOE, through contractual arrangements, to the extent permitted by law, in order to perform the 1st Closing once achieving the Initial Structuring “1st Closing.

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•        The Investors will designate their trustees to hold 37.6% of the shares in each of United Media entity.

•        Key persons (as defined below) will be employed by the WFOE and will assume management roles therein.

•        The Board shall consist of 5 directors, of which CDH is entitled to appoint 2 directors (“CDH Director”), Founders are entitled to appoint 3 directors (“Founder Directors”) .

•        The WFOE will enter into agreements with the Existing Shareholders or their designated entity under which the Existing Shareholders will be entitled to a total 62.4% of the distributable profit and the absolute right to sharing 62.4% of the net assets upon dissolution of the WFOE in accordance with their respective shareholding in Shengshi after the 1st Closing.

•        Upon 1st Closing and to the extent permitted by PRC law, each entity of United Media’s corporate governance structure and rights of Investors therein should be identical with the related provisions after the 2nd Closing (shown in italic scripts below).

1st Closing Documentation:

The following documents should be prepared and signed before the 1st Closing:

•        amended and properly filed WFOE constituent documents, reflecting the above-mentioned initial structuring objectives; and

•        amended and properly filed constituent documents of each entity of United Media, reflecting Investors’ designated individual(s)’s equity interest, including the Amendment of Articles of Association and shareholders’ resolutions reflecting the arrangement regarding corporate governance and interests of Investors (see terms shown in italic scripts below) after 2nd Closing (as defined below) to the extent allowable according to PRC laws. If the company constituent documents cannot fully reflect the aforementioned arrangement, the parties shall enter into separate agreements to reflect, to the maximum extent allowable under the PRC laws, the relevant investors’ Liquidation Preference Option, Redemption Option, Anti-dilution Provisions, Right of First Refusal, Co-Sale Agreement Sales Restriction for the Existing Shareholders in accordance with the provisions below.

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•        To exert the WFOE’s control on the Business, at least the following agreements will be executed:

➢     Share Pledge Agreement;

➢     Technology Support and Service Agreement;

➢     Technology Development Agreement

➢     Voting Proxy;

➢     The HoldCo or WFOE’s entering into of an option agreement with Existing Shareholders under which HoldCo or WFOE will have a option to purchase United Media shares held by the Existing Shareholders at a nominal price ;

➢     Key persons (as defined below) employment agreements; and

•        The Founders and Investors shall also execute the Shareholder Agreement (with Memorandum and Articles of Association attached thereto) which serves as the basis of terms and conditions for the 2nd Closing (as defined below).

Key Persons:	Key persons include certain members of the Board and senior management team of United Media (see Appendix – 2). Key persons shall enter into a new Employment Contract with the Holdco and/or United Media. The terms of this agreement shall include key persons’ obligations not to engage in business similar to or in connection with the business of United Media, not to leave the employment within 3 years, and not to engage in business in direct competition with that of United Media (detailed terms to be discussed).

Conflict of Interest and Disclosure:	Full and immediate disclosure to the Investors by Founders and Key Persons of any related party transaction and any existing or potential conflict of interest of United Media is required. Such full disclosure shall include all measures to prevent and address such existing and potential conflict of interest.

Eventual Structuring:	Immediately upon the clarification of the current legislation restricting an individual’s overseas investments and once a corresponding solution is available, the Investors, the Existing Shareholders and related entitles shall achieve the 2nd Closing (as defined below). The Existing Shareholders’ shareholding interests will be reflected at the offshore level.

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2nd Closing Documentation:

The following documents should be prepared and signed before the 2nd Closing (2nd Closing):

•        Stock Purchase Agreement;

•        Amended Memorandum and Articles of Association (on the basis of the Memorandum and Articles of Association attached to the Shareholder Agreement signed prior to the 1st Closing).; and

•        Shareholder Agreement (on the basis of the Shareholder Agreement signed prior to the 1st Closing).

Target Closing Dates:

Target to have the 1st Closing tentatively on 30 October 2005.

Target to have the 2nd Closing the earliest when it is possible and feasible under the legal and regulatory framework.

The terms regarding the arrangement post 1st Closing are shown in italic script below.

Type of Securities:

After the 1st Closing, the Existing Shareholders will acquire the shares of Shengshi and the corresponding percentage of the WFOE’s distributable profit. After the 2nd Closing, the Existing shareholders will keep holding the shares of Shengshi and acquire the corresponding percentage of the ordinary shares of the offshore special project company.

After the 1st Closing, CDH will acquire the shares of Shengshi and all of the WFOE and offshore special project company’s shares and corresponding percentage of the distributable profit through the designated person. After the 2nd Closing, CDH will keep holding the shares of Shengshi and acquire the corresponding percentage of the Series A Preferred shares of the offshore special project company through the designated person.

See Appendix 1 for the shares proportion

Dividend Rights:	No dividend, including but not limited in cash, in property, in assets or in shares of the Issuer, shall be allowed to be paid on any other class or series of shares of the Issuer to shareholders other than the Investors unless and until dividend in like amount is first paid in full to the Investors.

Co-Investment Rights:	Investors shall be entitled to participate in any investment or new business entities in business fields similar or related to that of United Media initiated by Key Persons or subsidiaries and branches of United Media under the same terms and

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conditions as the Key Persons.

Qualified IPO:

A “Qualified IPO” shall at least satisfy following criteria:

1)      The Holdco meets the basic requirements of initial public offering on an internally recognized stock exchange;

2)      Valuation shall be at least 2.0 times the valuation of Series A round investment with an offering representing at least 25% of the pro forma shares outstanding of the issuer on a fully diluted basis before the IPO.

Liquidation Preference Option:	In the event of any liquidation, dissolution or winding up of Holdco (“Liquidation”), the holders of the Investors will be entitled to receive, in preference to the holders of common stock and all other classes of shares and preferred shares, the original Principal Amount outstanding plus all declared and unpaid cumulative dividends (the “Preference Amount”). Thereafter, the Investors shall be pari passu with holders of common shares.

A merger or consolidation of Holdco in which i) its shareholders did not retain a majority of the voting power in the surviving corporation, or ii) a sale of all or substantially all of Holdco’s assets, would each be deemed to be a Liquidation for Investors. Investors may execute their Limited Liquidation rights.

Liquidation Preference will be waived if it is resulted in a cash sale of the Holders shares and the sales proceeds net of transaction costs allocated to the Investors is not less than 200% of the Investors’ investment cost.

Redemption Option:

Subject to any legal restrictions on Holdco’s redemption of shares, beginning on and after the 3rd anniversary of the consummation of this Investment, the Investors may require the Holdco or United Media to purchase all or part of the outstanding shares at a purchase price (the “Repurchase Price”), payable in US dollars or some other freely convertible currency, that could promise the Investors with 12.0% of IRR (in US dollar terms) if Holdco and United Media has not achieved IPO or Trade Sale.

When these Redemption Rights are exercised, the Existing Shareholders will take all actions within their power to cause Holdco or United Media, as applicable, to declare a dividend at least equivalent to the lower of (i) accumulated IAS audited net income of Holdco or United Media, as applicable and (ii) the maximum allowable dividends according to then

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prevailing law or regulations. The Existing Shareholders’ pro rata share of such dividends will first be paid to Investors, as applicable, against the Repurchase Price.

If such payments cannot fully satisfy the Repurchase Price in the year of exercise, the Existing Shareholders will continue to take all actions within their power to cause the Holdco and United Media to pay the lower of (i) 60% of all future net income as dividends and (ii) the maximum allowable dividends according to prevailing law or regulations, and shall pay their pro rata share of such dividends to the Investors, as applicable, until the Repurchase Price has been paid in full to the Investors, as applicable.

[Intentionally Omitted]

Anti-dilution Provisions:	In the event that Holdco issues new equity securities (or rights to acquire such equity securities or securities convertible into, or exchangeable for, such securities) (“Subsequent Fund Raising”) at a valuation effectively lower than the valuation for this round of financing, the Investors’ shareholding ration will be subject to all effective Valuation Adjustments to the effect that the valuation of the Investors’ Interests shall remain at its existing valuation in the Subsequent Fund Raising. In the Subsequent Fund Raising, the pre-money valuation of the Company shall not go below current round of post-money valuation at US$30,000,000.

Corporate Governance:

Except for certain “Major Actions” listed below, approval of any Board decision requires affirmative votes from at least 3 Directors. Approval of certain Major Actions requires affirmative votes from at least 3 Directors and the affirmative vote by the CDH Directors and Founders Director in writing.

The “Major Actions” that will require the affirmative vote by both the CDH Directors and Founders Directors shall include but not limited to the following:

(a)    change of articles of association;

(b)    acquisitions, mergers, integration, changing control rights; sale or transfer of assets, transfer and sale of shares of United Media (including its subsidiaries or associated companies); establishment of or capital injection into any joint venture; purchase or acquire companies with similar business of United Media;

(c)    change in registered capital; change in share capital, issuance and sale of shares or other equity-like securities, issuance of corporate debt;

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(d)    change or expansion of business scope; non-ordinary course of transactions and any investment out of existing business scope;

(e)    dividend policy and dividend distribution;

(f)     any related party transaction;

(g)    Appointment of key management staff, including but not limited to CEO, CFO, COO;

(h)    appointment and change of auditors and changes in accounting policies and procedures;

(i)     compensation schemes, welfare and incentive schemes for management, any purchase of automobiles and accommodation for the management;

(j)     determination of the stock exchange, timing, valuation of the IPO;

(k)    changes to shareholding structure based on Performance-Based Valuation Adjustment clause;

(l)     approval of business plan and annual budget of United Media; and

(m)   any loan, or liability in the normal course of business accumulated over a year that exceeds RMB5 million.

Right of First Refusal, Co-Sale Agreement and Sales Restriction for the Existing Shareholders:

Before Qualified IPO or Trade Sale, if United Media issues or sells equity-like securities (including common shares, preferred shares and convertible bonds with equity features), Investor will have the same right as other common shareholders to participate on a pro rata basis under the same terms and conditions. But the terms are not applicable to situations below:

(a) ESOP for employees; or

(b) A Qualified IPO.

If any Existing Shareholder of United Media decides to sell part or all of its shares, Investors have the option to either (i) purchase a proportionate part of such shares under the same terms as the proposed transferee, or (ii) sell a proportionate part of their shares on the same terms offered by the proposed transferee. Such Co-Sale Right shall expire upon Qualified IPO or Trade Sale.

Post Investment, Existing Shareholders are not permitted to

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sell more than the shares held by Investors, and are not permitted to sell more than 30% of the shares they own in United Media. This Restriction on transfer of shares will expire automatically when Investor sells all shares it owns in United Media.

Reps and Warranties:

According to international standards, Founders and United Media makes the following representations and warranties (to be supplemented in the final legal documents):

1.      United Media and Founders warrant that they will not violate the agreements executed, all information and materials provided regarding major items is complete, truthful, reliable and not misleading. Founders will pledge their shares in Holdco offshore to secure their representations and warranties.

2.      Founders and United Media warrant that United Media post Investment, will possess the ownership and right to use of licenses, trademarks, related IPs, patents, qualifications, domain names etc that are currently under United Media. For licenses and trademarks etc that can not be transferred to United Media, they shall make the necessary effort to allow United Media to have exclusive right to the above licenses and trademarks etc. Under any circumstance, the original owners of the licenses or trademarks etc are not permitted to participate in businesses that are similar, related or competing against to United Media;

3.      Founders warrant their best effort to transfer client contracts previously under related companies to United Media at no or nominal costs in the most expedite manner; for client contracts that can not be transferred temporarily, they shall make the necessary arrangement such that United Media will become the only company that will be able to bear the rights and responsibilities to such contracts at no or nominal cost.

4.      United Media and Founders will undertake to indemnify Investors from any undisclosed liability and civil action litigation liability.

5.      United Media and Founders warrant to clean account receivables from related party transaction in the most expedite manner and undertake any possible liabilities during the process;

6.      United Media and Founders undertake to disclose all major events or events that may lead to potential liabilities

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on United Media to shareholders of United Media. Such events include legal proceedings taken against United Media and any other events that may lead to potential liability.

7.      Indemnify Investors from any liability that include tax and other liabilities, not reflected in the financial statements provided prior to the Investment.

8.      Unless unanimously approved by the Board of directors, no Existing Shareholders shall pledge its shares in United Media to third party;

9.      Other customary “Reps and Warranties” terms. Representations and warranties provisions that will survive for a period of three years secured by the pledged shares of Founders in Holdco and Founders Onshore in United Media.

Financial Reporting:

Holdco and United Media will deliver to CDH (i) monthly key operating indicators and management accounts of United Media within 15 days from the end of each month for a period of 6 months after the completion of the Investment; and ii) quarterly financial statements (consolidated and for each subsidiary and branch) within 15 days from the end of each season. Management accounts and financial accounts include an income statement, balance sheet and cash flow statement.

Annual financial statements audited by an international “Big Four” accounting firm to be jointly selected by Holdco and CDH within 4 month from the end of each fiscal year. An annual budget within 30 days prior to the start of each fiscal year.

Transaction Expenses:

If the Investment is not completed, Shengshi and CDH shall equally share the audit fees and the legal expenses. If the Investment is completed, such expenses shall be born by United Media post investment.

For expenses other than professional fees mentioned above, CDH, Holdco and its branch companies and subsidiaries shall each bear other expenses incurred on their own.

Exclusivity:	This term sheet shall give the Investor exclusivity to invest in United Media. During the course of cooperation, United Media and Founders shall not unilaterally decide to negotiate or enter into investment agreement or agreements of the like with investors other than Investors.

Confidentiality:	The terms of this investment, and the identity of the Investors and its constituent entities, will be kept strictly confidential by

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all parties unless the Investor consents to the release of any such information in writing or unless Holdco or United Media and the Existing Shareholders are obligated by law or existing contracts to disclose such information.

Conditions Precedent:

Conditions precedent for Signing include but not limited to the following:

a)      Approval by Investment Committee of the CDH;

b)      Financial review of FY2003 and 2004, and financial audit of 1H2005 results of United Media performed by a “Big Four” accounting firms. Investors find the results satisfactory;

c)      Establish effective accounting policy and cash flow management system satisfactory to Investors;

d)      Business Plan and detailed budget of United Media for the 4th quarter of FY2005 satisfactory to Investors;

e)      All employees of United Media and Key Persons execute new employment agreements with United Media that will include Confidentiality and Non-compete terms; and

f)      Other customary terms.

Conditions precedent for the 1st Closing include but are not limited to the following:

(a)    Completion of Restructuring and the above-mentioned corresponding closing documents;

(b)    Establish internal management system satisfactory to Investors;

(c)    Employees entitled by related parties are taken place by professionals recruited by United Media;

(d)    Investors are satisfied with the result of the legal and finance due diligences;

(e)    Establishing audit committee and salary committee a member of which could be appointed by Investors;

(f)     No material adverse change to the business and financial condition of United Media prior to Closing;

(g)    Contracts of Airports and Air Companies are

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transferred to United Media; for client contracts that can not be transferred temporarily, related parties shall make the necessary arrangement such that United Media will become the only company that will be able to bear the rights and responsibilities to such contracts at no or nominal cost.

a)      The Existing shareholders shall provide satisfactory TV advertisement resources regarding airports and planes and assets list; and

b)      Other customary terms

Legal Jurisdiction:	Law of Hong Kong SAR for off shore companies and PRC Law for onshore companies.

Binding Effect:	This document is intended to be a legally-binding agreement between the Investor and United Media with respect to the subject matter hereof.

Language:	This document and any related definitive agreements will be prepared in English and any Chinese translation will be for reference proposes only.

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CDH China Management Company Limited

Signature:	/s/ Wu Shangzhi

Authorized representative: Wu Shangzhi, Director

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Beijing United Shengshi Advertising Co., Ltd

Signature:	/s/ Guo Man

Authorized representative: Guo Man

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Guo Man

Signature:	/s/ Guo Man

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Xu Qing

Signature:	/s/ Xu Qing

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Appendix – 1

Capitalization Table

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Appendix – 2

Key Persons

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AMENDMENT TO

INVESTMENT FRAMEWORK AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Investment Framework Agreement (as defined hereinafter) is executed as of this 27th day of September 2007 by and among CDH China Management Company Limited ( “CDH”), Beijing Shengshi Lianhe Advertising Co., Ltd. (“Shengshi Lianhe”), AirMedia Group Inc. (the “Company”) and GUO Man and XU Qing (collectively, the “Founders”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Investment Framework Agreement referred to below.

W I T N E S S E T H:

WHEREAS, CDH, Shengshi Lianhe and the Founders are party to that certain Investment Framework Agreement dated as of October 18, 2005 (as amended, the “Investment Framework Agreement”);

WHEREAS, pursuant to a series of contractual arrangement agreements executed subsequent to the Investment Framework Agreement, Shengshi Lianhe became a consolidated variable interest entity of the Company.

WHEREAS, CDH, Shengshi Lianhe, the Company and the Founders wish to amend the Investment Framework Agreement as set forth in this Amendment;

NOW, THEREFOR, for mutual consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Investment Framework Agreement. The section titled “Performance-Based Valuation Adjustment” of the Investment Framework Agreement is hereby amended by deleting its text in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

2. Governing Law; Counterparts.

a.	This Amendment and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Amendment, shall be governed by and construed exclusively in accordance with the laws of People’s Republic of China applicable to agreements made and to be performed entirely within such jurisdiction, without regard to the conflicts of laws principles.

b.	This Amendment may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single agreement.

3. Agreement Otherwise Unchanged. Except as herein provided, the Investment Framework Agreement shall remain unchanged and in full force and effect, and each reference to

“the Agreement” and words of similar import in the Investment Framework Agreement, as amended hereby, shall be a reference to the Investment Framework Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

(signature pages to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

BEIJING SHENGSHI LIANHE ADVERTISING CO., LTD.

By:	/s/ Man Guo
Name:
Title:

AIRMEDIA GROUP INC.

By:	/s/ Man Guo
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

CDH CHINA MANAGEMENT COMPANY LIMITED

By:	/s/ Wang Zhenyu
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

MAN GUO

/s/ Man Guo

QING XU

/s/ Qing Xu